Exhibit 97.1

Clawback Policy

1.Purpose

The Board of Directors (the “Board”) of B&G Foods, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain Erroneously Awarded Compensation (as defined below) in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

2.Administration

Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Any determinations made by the Administrator shall be final, conclusive and binding on all affected persons, including the Company, its affiliates, its stockholders and Covered Executives, and need not be uniform with respect to each person covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or such other committee as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Executive under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Executive under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Executive other than as set forth in this Policy.

3.Definitions

As used in this Policy, the following capitalized terms shall have the meanings set forth below:

a.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R”

restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

b.

“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

c.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

d.

“Covered Executive” means an individual who is currently or previously served as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs (or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company, in each case, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards; provided that, an executive officer of the Company’s parent or subsidiary is deemed a Covered Officer if the executive officer performs such policy making functions for the Company.

e.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (TSR); net sales; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA); cash flows from operations and adjusted cash flows from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.

f.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

4.Covered Executives; Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5.	Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event that the Company is required to prepare an Accounting Restatement, the Company shall determine the amount of any Erroneously Awarded Compensation received by any Covered Executive during the Applicable Period, as calculated pursuant to Section 6 of this Policy, and shall promptly deliver a written notice to each Covered Executive containing the amount of Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or such Covered Executive being found responsible for the accounting error leading to an Accounting Restatement.

6.Erroneously Awarded Compensation: Amount Subject to Recovery

a.

The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Administrator, is in the event of an Accounting Restatement, the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts in such Accounting Restatement.

b.	Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.
c.

With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

d.

For Incentive-Based Compensation based on stock price or TSR: (i) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (the “NYSE”).

7.Method of Recoupment

a.

In the event of an Accounting Restatement, the Administrator shall determine the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, in its sole discretion, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The methods for recouping Erroneously Awarded Compensation may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

b.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

i.

The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt or attempts to recover and provide that documentation to the NYSE;

ii.

Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on a violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

iii.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

8.No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy. The Company shall not enter into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive.

9.Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Administrator or Board under applicable law or Company policy.

10.Amendment; Termination

The Board may amend, modify or supplement all or any portion of this Policy at any time and from time to time in its discretion, and shall amend, modify or supplement all or any portion of this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

11.Other Recoupment Rights; Company Claims

a.

The Board intends that this Policy shall be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

b.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit (i) any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive or (ii) the obligation of the Chief Executive Officer or the Chief Financial Officer to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

c.

To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive will be credited to any recovery required under this Policy in respect of such Covered Executive.

12.Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.Governing Law

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

14.Required Disclosures and Filings

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

15.Acknowledgment

Each Covered Executive shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

16.Effective Date; Retroactive Application

This Policy shall be effective as of November 13, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 7 of this Policy, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

Exhibit A

Clawback Policy Acknowledgment

I, the undersigned, acknowledge and agree that I have received and reviewed a copy of the Clawback Policy of B&G Foods, Inc. (as amended, restated, supplemented or otherwise modified from time to time, the “Policy”). I further agree and acknowledge that I am and will continue to be fully bound by, and subject to, all of the terms and conditions of the Policy during and after my employment or service with the Company. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement to the extent required by, and in a manner consistent with, the Policy. Any capitalized term used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:
Name:

Date: